Filed Pursuant to Rule 433
                                                         File No.: 333-132249-02

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-1 CERTIFICATES

                        Initial       Pass-
                         Class       Through
Class                  Balance(1)      Rate                     Principal Types                        Interest Types
--------------------- ------------- ----------- ------------------------------------------------ ----------------------------
Offered Certificates
Class A-1......        $70,000,000    5.600%    Senior, Accretion Directed, Planned                      Fixed Rate
                                                Amortization
Class A-2......         $3,024,000    6.000%    Super Senior Support, Lockout                            Fixed Rate

Class A-3......         $8,918,000    6.000%    Super Senior, Sequential Pay                              Accrual,
                                                                                                         Fixed Rate
Class A-4......           $347,000    6.000%    Super Senior Support, Sequential Pay                Accrual, Fixed Rate
Class A-5......        $90,886,000    6.000%    Senior, Accretion Directed, Companion                    Fixed Rate
Class A-6......        $27,221,000    6.000%    Super Senior, Lockout                                    Fixed Rate
Class A-7......           (3)         6.000%    Senior, Planned Amortization, Notional Amount     Fixed Rate, Interest Only
Class A-8......        $28,575,000    6.000%    Senior, Accretion Directed, Planned
                                                Amortization                                             Fixed Rate
Class A-9......        $45,000,000    6.000%    Senior, Accretion Directed, Planned
                                                Amortization                                             Fixed Rate
Class A-10.....        $12,477,000    6.000%    Senior, Accretion Directed, Planned
                                                Amortization                                             Fixed Rate
Class A-R......               $100    6.000%    Senior, Sequential Pay                                   Fixed Rate
Class 30-IO....           (3)         6.000%    Senior, Notional Amount                           Fixed Rate, Interest Only
Class 30-PO....         $4,659,151     (4)      Senior, Ratio Strip                                    Principal Only
Class M........         $4,991,000    6.000%    Subordinated                                             Fixed Rate
Class B-1......         $2,268,000    6.000%    Subordinated                                             Fixed Rate
Class B-2......         $1,664,000    6.000%    Subordinated                                             Fixed Rate
Class B-3......           $907,000    6.000%    Subordinated                                             Fixed Rate
Non-Offered
Certificates
Class B-1......         $2,268,000    6.000%    Subordinated                                             Fixed Rate
Class B-2......         $1,664,000    6.000%    Subordinated                                             Fixed Rate
Class B-3......           $907,000    6.000%    Subordinated                                             Fixed Rate


                                                                                       Initial Rating of
                                                                        Final             Certificates
                                                                      Scheduled     -------------------------
                          Minimum      Incremental   Certificate    Distribution
Class                   Denomination   Denomination      Form          Date(2)      Fitch      S&P    Moody's
---------------------  --------------- ------------- ------------- ---------------- ------- -------- --------
Offered Certificates
Class A-1......            $1,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class A-2......            $1,000           $1        Book-Entry    May 25, 2036     AAA      AAA      Aaa
Class A-3......            $1,000           $1        Book-Entry    May 25, 2036     AAA      AAA      Aaa
Class A-4......            $1,000           $1        Book-Entry    May 25, 2036     AAA      AAA      Aa1
Class A-5......            $1,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class A-6......            $1,000           $1        Book-Entry    May 25, 2036     AAA      AAA      Aaa
Class A-7......        $1,000,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class A-8......            $1,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class A-9......            $1,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class A-10.....            $1,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class A-R......              $100          N/A        Definitive    May 25, 2036     AAA     None     None
Class 30-IO....        $1,000,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class 30-PO....           $25,000           $1        Book-Entry    May 25, 2036     AAA     None      Aaa
Class M........           $25,000           $1        Book-Entry    May 25, 2036     AA+       AA      Aa2
Class B-1......           $25,000           $1        Book-Entry    May 25, 2036      AA     None      None
Class B-2......           $25,000           $1        Book-Entry    May 25, 2036      A      None      None
Class B-3......           $25,000           $1        Book-Entry    May 25, 2036     BBB     None      None
Non-Offered
Certificates
Class B-4.......          $25,000           $1            N/A       May 25, 2036      BB     None      None
Class B-5.......          $25,000           $1            N/A       May 25, 2036      B      None      None
Class B-6.......          $25,000           $1            N/A       May 25, 2036    None     None      None

---------------
(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.
(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan in the mortgage pool. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.
(3) The Class A-7 and Class 30-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $4,666,666 and $7,836,116, respectively).
(4) The Class 30-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

      Senior Principal Distribution Amount

      I. On each Distribution Date occurring prior to the Accretion Termination Date, the Class A-3 Accrual Distribution Amount and Class A-4 Accrual Distribution Amount will be allocated, sequentially, as follows:

      first, concurrently, up to the PAC Principal Amount for such Distribution Date, as follows:

      (a) approximately 50.0538282111%, sequentially, to the Class A-1 and Class A-10 Certificates, in that order, until their Class Balances have been reduced to zero; and

      (b) approximately 49.9461717889%, sequentially, as follows:

            (i) to the Class A-8 Certificates, until their Class Balance has been reduced to zero; and

            (ii) concurrently, as follows:

                  (A) approximately 91.1540097636% to the Class A-9 Certificates, until their Class Balance has been reduced to zero; and

                  (B) approximately 8.8459902364% to the Class A-10 Certificates, until their Class Balance has been reduced to zero;

      second, to the Class A-5 Certificates, until their Class Balance has been reduced to zero;

      third, concurrently, without regard to the PAC Principal Amount for such Distribution Date, as follows:

      (a) approximately 50.0538282111%, sequentially, to the Class A-1 and Class A-10 Certificates, in that order, until their Class Balances have been reduced to zero; and

      (b) approximately 49.9461717889%, sequentially, as follows:

            (i) to the Class A-8 Certificates, until their Class Balance has been reduced to zero; and

            (ii) concurrently, as follows:

                  (A) approximately 91.1540097636% to the Class A-9 Certificates, until their Class Balance has been reduced to zero; and

                  (B) approximately 8.8459902364% to the Class A-10 Certificates, until their Class Balance has been reduced to zero; and

            fourth, concurrently, to the Class A-3 and Class A-4 Certificates, pro rata, until their Class Balances have been reduced to zero.

      II. On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for that Distribution Date and (b) the product of (1) the Pool Distribution Amount remaining after payment of funds due to the Trustee and distributions of interest on the Senior Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount and the denominator of which is the sum of the PO Principal Amount and the Senior Principal Distribution Amount, as principal, sequentially, as follows:

      first, to the Class A-R Certificate, until its Class Balance has been reduced to zero;

      second, concurrently, to the Class A-2 and Class A-6 Certificates, pro rata, up to the Priority Amount for that Distribution Date;

      third, concurrently, up to the PAC Principal Amount for such Distribution Date, as follows:

      (a) approximately 50.0538282111%, sequentially, to the Class A-1 and Class A-10 Certificates, in that order, until their Class Balances have been reduced to zero; and

      (b) approximately 49.9461717889%, sequentially, as follows:

            (i) to the Class A-8 Certificates, until their Class Balance has been reduced to zero; and

            (ii) concurrently, as follows:

                  (A) approximately 91.1540097636% to the Class A-9 Certificates, until their Class Balance has been reduced to zero; and

                  (B) approximately 8.8459902364% to the Class A-10 Certificates, until their Class Balance has been reduced to zero;

      fourth, to the Class A-5 Certificates, until their Class Balance has been reduced to zero;

      fifth, concurrently, without regard to the PAC Principal Amount for such Distribution Date, as follows:

      (a) approximately 50.0538282111%, sequentially, to the Class A-1 and Class A-10 Certificates, in that order, until their Class Balances have been reduced to zero; and

      (b) approximately 49.9461717889%, sequentially, as follows:

            (i) to the Class A-8 Certificates, until their Class Balance has been reduced to zero; and

            (ii) concurrently, as follows:

                  (A) approximately 91.1540097636% to the Class A-9 Certificates, until their Class Balance has been reduced to zero; and

                  (B) approximately 8.8459902364% to the Class A-10 Certificates, until their Class Balance has been reduced to zero;

      sixth, concurrently, to the Class A-3 and Class A-4 Certificates, pro rata, until their Class Balances have been reduced to zero; and

      seventh, concurrently, to the Class A-2 and Class A-6 Certificates, pro rata, until their Class Balances have been reduced to zero.

      The "Accretion Termination Date" for the Class A-3 and Class A-4 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution Date on which the Class Balances of the Class A-1, Class A-5, Class A-8, Class A-9 and Class A-10 Certificates have been reduced to zero or
(ii) the date on which the aggregate Class Balance of the Subordinate Certificates has been reduced to zero.

      The "Class A-3 Accrual Distribution Amount" with respect to any Distribution Date will be equal to amounts allocated but not currently distributable to the Class A-3 Certificates in respect of interest which are instead distributable as principal to other classes of Senior Certificates as described above.

      The "Class A-4 Accrual Distribution Amount" with respect to any Distribution Date will be equal to amounts allocated but not currently distributable to the Class A-4 Certificates in respect of interest which are instead distributable as principal to other classes of Senior Certificates as described above.

      The "PAC Principal Amount" for any Distribution Date and the Class A-1, Class A-7, Class A-8, Class A-9 and Class A-10 Certificates (the "PAC Certificates" or the "PAC Group") means the amount, if any, that would reduce the aggregate Class Balance of the PAC Group to the applicable balance shown in the table set forth below for that Distribution Date.

      The "Priority Amount" for any Distribution Date will be equal to the lesser of (i) the aggregate Class Balance of the Class A-2 and Class A-6 Certificates and (ii) the product of (a) the Non-PO Principal Amount, (b) the Shift Percentage and (c) the Priority Percentage.

      The "Priority Percentage" for any Distribution Date will equal (i) the aggregate Class Balance of the Class A-2 and Class A-6 Certificates divided by
(ii) the Pool Principal Balance (Non-PO Portion).

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                                Shift Percentage
-----------------------------------------------------------  -------------------
May 2006 through April 2011...................................       0%
May 2011 through April 2012...................................      30%
May 2012 through April 2013...................................      40%
May 2013 through April 2014...................................      60%
May 2014 through April 2015...................................      80%
May 2015 and thereafter.......................................      100%

                           Principal Balance Schedule


                                             Principal Balance Schedule
            Distribution Date                         PAC Group
----------------------------------------     --------------------------
Initial Balance .....................                   $156,052,000.00
May 25, 2006 ........................                   $155,618,703.06
June 25, 2006 .......................                   $155,121,715.86
July 25, 2006 .......................                   $154,561,265.43
August 25, 2006 .....................                   $153,937,519.48
September 25, 2006 ..................                   $153,250,686.41
October 25, 2006 ....................                   $152,501,015.23
November 25, 2006 ...................                   $151,688,795.50
December 25, 2006 ...................                   $150,814,357.20
January 25, 2007 ....................                   $149,878,070.55
February 25, 2007 ...................                   $148,880,345.78
March 25, 2007 ......................                   $147,821,632.88
April 25, 2007 ......................                   $146,702,421.28
May 25, 2007 ........................                   $145,523,239.53
June 25, 2007 .......................                   $144,284,654.89
July 25, 2007 .......................                   $142,987,272.88
August 25, 2007 .....................                   $141,631,736.84
September 25, 2007 ..................                   $140,218,727.37
October 25, 2007 ....................                   $138,748,961.81
November 25, 2007 ...................                   $137,223,193.62
December 25, 2007 ...................                   $135,642,211.74
January 25, 2008 ....................                   $134,006,839.91
February 25, 2008 ...................                   $132,317,935.96
March 25, 2008 ......................                   $130,576,391.03
April 25, 2008 ......................                   $128,783,128.83
May 25, 2008 ........................                   $126,939,104.75
June 25, 2008 .......................                   $125,045,305.04
July 25, 2008 .......................                   $123,102,745.88
August 25, 2008 .....................                   $121,112,472.47
September 25, 2008 ..................                   $119,076,205.14
October 25, 2008 ....................                   $117,050,951.42
November 25, 2008 ...................                   $115,038,702.31
December 25, 2008 ...................                   $113,039,370.82
January 25, 2009 ....................                   $111,052,870.49
February 25, 2009 ...................                   $109,079,115.41

                                             Principal Balance Schedule
            Distribution Date                         PAC Group
----------------------------------------     --------------------------
March 25, 2009 ......................                   $107,118,020.22
April 25, 2009 ......................                   $105,169,500.11
May 25, 2009 ........................                   $103,233,470.79
June 25, 2009 .......................                   $101,309,848.53
July 25, 2009 .......................                    $99,398,550.10
August 25, 2009 .....................                    $97,499,492.83
September 25, 2009 ..................                    $95,612,594.55
October 25, 2009 ....................                    $93,737,773.61
November 25, 2009 ...................                    $91,874,948.90
December 25, 2009 ...................                    $90,024,039.81
January 25, 2010 ....................                    $88,184,966.24
February 25, 2010 ...................                    $86,357,648.59
March 25, 2010 ......................                    $84,542,007.78
April 25, 2010 ......................                    $82,737,965.21
May 25, 2010 ........................                    $80,945,442.81
June 25, 2010 .......................                    $79,164,362.97
July 25, 2010 .......................                    $77,394,648.59
August 25, 2010 .....................                    $75,636,223.05
September 25, 2010 ..................                    $73,889,010.21
October 25, 2010 ....................                    $72,152,934.42
November 25, 2010 ...................                    $70,427,920.51
December 25, 2010 ...................                    $68,713,893.78
January 25, 2011 ....................                    $67,010,779.99
February 25, 2011 ...................                    $65,318,505.39
March 25, 2011 ......................                    $63,636,996.68
April 25, 2011 ......................                    $61,966,181.03
May 25, 2011 ........................                    $60,397,499.53
June 25, 2011 .......................                    $58,839,184.93
July 25, 2011 .......................                    $57,291,166.03
August 25, 2011 .....................                    $55,753,372.07
September 25, 2011 ..................                    $54,225,732.75
October 25, 2011 ....................                    $52,708,178.22
November 25, 2011 ...................                    $51,200,639.06
December 25, 2011 ...................                    $49,703,046.29
January 25, 2012 ....................                    $48,215,331.36
February 25, 2012 ...................                    $46,737,426.17
March 25, 2012 ......................                    $45,269,263.03
April 25, 2012 ......................                    $43,810,774.68

                                             Principal Balance Schedule
            Distribution Date                         PAC Group
----------------------------------------     --------------------------
May 25, 2012 ........................                    $42,391,794.44
June 25, 2012 .......................                    $40,982,205.73
July 25, 2012 .......................                    $39,581,942.94
August 25, 2012 .....................                    $38,190,940.88
September 25, 2012 ..................                    $36,809,134.76
October 25, 2012 ....................                    $35,436,460.19
November 25, 2012 ...................                    $34,072,853.21
December 25, 2012 ...................                    $32,718,250.25
January 25, 2013 ....................                    $31,372,588.12
February 25, 2013 ...................                    $30,035,804.07
March 25, 2013 ......................                    $28,709,867.06
April 25, 2013 ......................                    $27,410,612.21
May 25, 2013 ........................                    $26,269,066.34
June 25, 2013 .......................                    $25,150,598.75
July 25, 2013 .......................                    $24,054,736.93
August 25, 2013 .....................                    $22,981,017.42
September 25, 2013 ..................                    $21,928,985.62
October 25, 2013 ....................                    $20,898,195.60
November 25, 2013 ...................                    $19,888,209.97
December 25, 2013 ...................                    $18,898,599.70
January 25, 2014 ....................                    $17,928,943.99
February 25, 2014 ...................                    $16,978,830.07
March 25, 2014 ......................                    $16,047,853.09
April 25, 2014 ......................                    $15,135,615.96
May 25, 2014 ........................                    $14,356,307.89
June 25, 2014 .......................                    $13,591,845.88
July 25, 2014 .......................                    $12,841,916.81
August 25, 2014 .....................                    $12,106,213.72
September 25, 2014 ..................                    $11,384,435.63
October 25, 2014 ....................                    $10,676,287.46
November 25, 2014 ...................                     $9,981,479.90
December 25, 2014 ...................                     $9,299,729.33
January 25, 2015 ....................                     $8,630,757.65
February 25, 2015 ...................                     $7,974,292.24
March 25, 2015 ......................                     $7,330,065.81
April 25, 2015 ......................                     $6,697,816.30
May 25, 2015 ........................                     $6,172,453.31
June 25, 2015 .......................                     $5,655,212.33

                                             Principal Balance Schedule
            Distribution Date                         PAC Group
----------------------------------------     --------------------------
July 25, 2015 .......................                     $5,145,932.00
August 25, 2015 .....................                     $4,644,453.90
September 25, 2015 ..................                     $4,150,622.50
October 25, 2015 ....................                     $3,664,285.08
November 25, 2015 ...................                     $3,185,291.69
December 25, 2015 ...................                     $2,713,495.13
January 25, 2016 ....................                     $2,248,750.83
February 25, 2016 ...................                     $1,790,916.87
March 25, 2016 ......................                     $1,339,853.90
April 25, 2016 ......................                       $895,357.18
May 25, 2016 ........................                       $456,313.40
June 25, 2016 .......................                        $23,671.62
July 25, 2016 .......................                             $0.00